Exhibit 1.1



                                                                Execution Copy



                          US$1,000,000,000 Class A-1

                          (Euro) 308,400,000 Class A-3

                          NATIONAL RMBS TRUST 2004-1

              Mortgage Backed Floating Rate Notes, Series 2004-1



                            UNDERWRITING AGREEMENT

                                                            September 21, 2004


Deutsche Bank Securities Inc.
As Representative of the
  Several Underwriters Listed
  in Schedule 1
60 Wall Street
New York, New York 10005


Ladies and Gentlemen:

      Perpetual Trustee Company Limited (ABN 42 000 001 007), acting in its capacity as trustee (the "Issuer Trustee") of the National RMBS Trust 2004-1 (the "Trust"), acting at the direction of National Global MBS Manager Pty Ltd (ABN 36 102 668 226), a company incorporated in Australia, as manager of the Trust (the "Global Trust Manager"), proposes to sell to the several Underwriters listed in Schedule 1 to this Agreement (the "Underwriters"), for whom Deutsche Bank Securities Inc. is acting as representative (the "Representative"), US$1,000,000,000 aggregate principal amount of Class A-1 Mortgage Backed Floating Rate Notes, Series 2004-1 (the "Class A-1 Notes") and
(Euro) 308,400,000 aggregate principal amount of Class A-3 Mortgage Backed Floating Rate Notes, Series 2004-1 (the "Class A-3 Notes" and, together with the Class A-1 Notes, the "Notes") issued by the Issuer Trustee. The Issuer Trustee also proposes to issue A$500,000,000 principal amount of Class A-2 Mortgage Backed Floating Rate Notes, Series 2004-1 (the "Class A-2 Notes") and A$18,000,000 principal amount of Class B Mortgage Backed Floating Rate Notes (the "Class B Notes" and, together with the Class A-2 Notes, the "A$ Notes") which are not being sold to the Underwriters pursuant to this Agreement. The Global Trust Manager is a wholly-owned indirect subsidiary of National Australia Bank Limited (ABN 12 004 044 937), a company incorporated in Australia (the "National"). To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the National Mortgage Securities Trusts Definitions Schedule, dated January 3, 2001 (the "Definitions Schedule"), by and among the Issuer Trustee, the Global Trust Manager, P.T. Limited (the "Security Trustee"), as amended by the global amending deed dated on or about

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September 28, 2004 (the "Global Amending Deed") between, among others, those parties or in the Supplemental Deed (defined below) in respect of the Trust. To the extent of any disagreement between defined terms, the Supplemental Deed shall take precedence over the Definitions Schedule, and this Agreement shall take precedence over the Supplemental Deed.

      The Notes will be secured principally by a pool of residential mortgage loans secured by properties located in Australia (the "Mortgage Loans"). The National, as seller (in such capacity, the "Seller"), will equitably assign the Mortgage Loans to the Issuer Trustee. The Mortgage Loans will be serviced for the Issuer Trustee by the National (the "Servicer").

      The Trust was created pursuant to a master trust deed dated as of January 3, 2001 (as amended by the Global Amending Deed, the "Master Trust Deed"), between the Global Trust Manager and the Issuer Trustee, and a supplemental deed dated on or about September 28, 2004 (the "Supplemental Deed"), among the National (as Seller and Servicer), the Global Trust Manager, the Issuer Trustee and the Security Trustee, and a Notice of Creation of Trust between the Global Trust Manager and the Issuer Trustee dated as of September 22, 2004. The Notes will be issued pursuant to a Note Trust Deed to be dated on or about September 28, 2004 among the Issuer Trustee, the Global Trust Manager and The Bank of New York, New York (the "Note Trustee").

      The Global Trust Manager has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Securities Act"), a registration statement on Form S-3 (No. 333-64124), including a form of preliminary prospectus supplement and prospectus, for registration of the Notes under the Securities Act and has filed such amendments thereto and will file such additional amendments thereto and such amended prospectuses and prospectus supplements as may hereafter be required. Such registration statement in the form in which it first became effective and as amended or supplemented thereafter (if applicable) is herein referred to as the "Registration Statement". The form of base prospectus included in the Registration Statement as most recently filed with the Commission is referred to as the "Base Prospectus" and the form of the prospectus which includes the Base Prospectus and a prospectus supplement describing the Notes and the offering thereof (the "Prospectus Supplement") which prospectus is first filed on or after the date of this Agreement in accordance with Rule 424(b) is referred to in this Agreement as the "Prospectus".

      When used in this Agreement, "Basic Documents" shall mean collectively: the Master Trust Deed (in so far as it applies to the Trust), the Supplemental Deed in respect of the Trust, the Notes, the Master Security Trust Deed (in so far as it applies to the Trust), the Deed of Charge in respect of the Trust, the Servicing Agreement (insofar as it applies to the Trust), the Note Trust Deed in respect of the Trust, the Agency Agreement in respect of the Trust, the Sale Agreement and the Offer to Sell in respect of the Trust, the Definitions Schedule, the Basis Swap Agreement in respect of the Trust, the Fixed Rate Swap Agreement in respect of the Trust, the US$ Class A-1 Currency Swap and (Euro) Class A-3 Currency Swap in respect of the Trust, the Redraw Facility Agreement in respect of the Trust, the Liquidity Facility Agreement in respect of the Trust, any document in connection with, or evidencing a Support Facility in respect of the Trust, any other document which is agreed to by the Global Trust Manager and the Issuer

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Trustee to be a Transaction Document in relation to the Trust under the
Supplemental Deed, the DTC Letter of Representations, any undertakings given to Euroclear or Clearstream, Luxembourg in connection with the Notes, any agreement, instrument or undertaking entered into by the Issuer Trustee or any National Party (as defined below) in connection with the listing of the Notes on the Luxembourg Stock Exchange and any other contract, agreement or instrument in connection with the issuance and sale of the Notes. The National and the Global Trust Manager are each a "National Party" and collectively are referred to as the "National Party" or the "National Parties."

      In this Agreement, a reference to the Issuer Trustee is a reference to the Issuer Trustee in its capacity as trustee of the Trust only, and in no other capacity, and a reference to the assets, business, property, undertaking or other things of or in relation to the Issuer Trustee, unless otherwise stated, is a reference to the assets, business, property, undertaking or other things of or in relation to the Issuer Trustee in that capacity only.

      In this Agreement, a reference to any representation, warranty, covenant, undertaking or indemnity by the National or the Global Trust Manager shall be construed such that a clear distinction exists between the National and the Global Trust Manager in respect of any obligations in accordance with Australian Prudential Regulation Authority AGN 120.1.

      Each of the National Parties and the Issuer Trustee hereby agrees with the Underwriters as follows:

1.    Purchase and Sale.

      (a) The Issuer Trustee, at the direction of the Global Trust Manager, agrees to sell, and the Global Trust Manager agrees to direct the Issuer Trustee to sell, the Notes to the several Underwriters as hereinafter provided, and each Underwriter, upon the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions hereinafter stated, agrees to purchase, severally and not jointly, from the Issuer Trustee, the respective principal amounts of the Notes as set forth opposite each Underwriter's name in Schedule 1 hereto at a price equal to 99.865% of their principal amount (which amount may be made net of the commissions payable to the Underwriters or such commissions may be paid to the Underwriters as a separate payment, as the Representative and the National Parties shall agree).

      (b) The Underwriters agree to pay for any expenses incurred by the National Parties in connection with any "roadshow" presentation to potential investors.

2. Offering. The National Parties and the Issuer Trustee understand that the Underwriters intend to make a public offering of their respective portions of the Notes upon the terms set forth in the Prospectus, as supplemented by the Prospectus Supplement, as soon after the parties hereto have executed and delivered this Agreement, as in the judgment of the Representative is advisable.

3. Delivery and Payment. Payment for the Notes shall be made by wire transfer in immediately available funds to the account specified by the Issuer Trustee to the Representative no later than 12:00 noon, New York City time on September 28, 2004, or at such other time on the same or


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such other date, not later than the seventh Business Day thereafter, as the
Representative, the Issuer Trustee and the Global Trust Manager may agree upon in writing. The time and date of such payment are referred to herein as the "Closing Date". As used herein, the term "Business Day" means any day other than a day on which banks are permitted or required to be closed in New York City, Sydney, Melbourne and London.

      Payment for the Class A-1 Notes shall be made upon deposit with the Note Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee for DTC for the account of the Representative and for the respective accounts of the several Underwriters of one or more fully registered global book-entry notes (the "Book-Entry Notes") representing $1,000,000,000 in aggregate Invested Amount of Class A-1 Notes. The Book-Entry Notes will be made available for inspection by the Representative at the offices of Sidley Austin Brown & Wood LLP at 787 Seventh Avenue, New York, New York 10019 not later than 1:00 P.M., New York City time, on the Business Day prior to the Closing Date. Interests in any Book-Entry Notes will be held only in book-entry form through the book-entry facilities of the DTC, except in limited circumstances described in the Prospectus.

      Payment for the Class A-3 Notes shall be made upon deposit with the Note Trustee as common depository for the Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") and registered in the name of The Bank of New York as nominee for Euroclear and Clearstream for the account of the Representative and for the respective accounts of the several Underwriters of one or more Book-Entry Notes representing (Euro) 308,400,000 in aggregate Invested Amount of Class A-3 Notes.

4.    Representations and Warranties of the Issuer Trustee and the National
      Parties.

I. The Issuer Trustee represents and warrants to each Underwriter and the National Parties, as of the date of this Agreement and as of the Closing Date, and agrees with each Underwriter and the National Parties, that:

      (a) since the respective dates as of which information is provided in the Prospectus and the related Prospectus Supplement, there has not been any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, business, prospects, management, or results of operations, condition (financial or otherwise) of the Issuer Trustee or the Trust except as disclosed in the Prospectus or the related Prospectus Supplement which is material in the context of performing the Issuer Trustee's obligations and duties under the Notes and each Basic Document to which it is or is to be a party;

      (b) the Issuer Trustee has been duly incorporated and is validly existing as a corporation under the Corporations Act 2001 (Cth) of the Commonwealth of Australia, with power and authority (corporate and other) to conduct its business as described in the Prospectus, and to enter into and perform the Issuer Trustee's obligations under this Agreement and the Basic Documents and the Issuer Trustee has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it conducts any business, so as to require such qualification, other than where the failure to

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      have such power and authority or to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on the transactions contemplated herein or in the Basic Documents;

      (c) the Issuer Trustee has duly authorized, executed and delivered this Agreement;

      (d) the Notes have been duly authorized by the Issuer Trustee, and, when the Notes have been issued (and duly authenticated by the Note Trustee), delivered and paid for pursuant to this Agreement, they will constitute valid and binding obligations of the Issuer Trustee entitled to the benefits of the Note Trust Deed and the Master Security Trust Deed, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation or other similar laws affecting the enforcement of creditors rights generally and to general equitable principles;

      (e) the execution, delivery and performance by the Issuer Trustee of each of the Basic Documents to which it either is, or is to be, a party and this Agreement has been duly authorized by the Issuer Trustee and, when executed and delivered by it and each of the other parties thereto, each of the Basic Documents to which it is a party will constitute a legal, valid and binding obligation of the Issuer Trustee, enforceable against it in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation or other similar laws affecting the enforcement of creditors rights generally and to general equitable principles;

      (f) the Issuer Trustee is not, nor with the giving of notice or lapse of time or both will be, in violation of or in default under: (i) its constitution or (ii) any indenture, mortgage, deed of trust, deed to secure debt, loan agreement or other agreement or instrument to which it is a party or by which it or any of its properties is bound, except for violations and defaults which individually and in the aggregate would not have a material adverse effect on the transactions contemplated in the Basic Documents;

      (g) the issue and sale of the Notes and the performance by the Issuer Trustee of all of the provisions of the Issuer Trustee's obligations under the Notes, the Basic Documents and this Agreement, and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, deed to secure debt, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) result in any violation of the provisions of its constitution or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it, or any of its properties; or (iii) result in the creation or imposition of any lien or encumbrance upon any of its property pursuant to the terms of any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound other than pursuant to the Basic Documents;

      (h) no consent, approval, authorization, order, license, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of

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      the Notes or the consummation by the Issuer Trustee of the transactions contemplated by this Agreement or the Basic Documents, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications (i) as have been obtained under the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the latter, including such applicable rules and regulations, the "Trust Indenture Act"), (ii) as may be required under state securities or "Blue Sky" Laws in connection with the purchase and distribution of the Notes by the Underwriters and (iii) of or with any court or governmental agency or body having jurisdiction over the Issuer Trustee which the failure to obtain or make would not (A) have individually or in the aggregate a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Issuer Trustee and its subsidiaries, taken as a whole, (B) affect the validity of the Notes or rights of the holders of the Notes or (C) prevent or delay the consummation of the transactions contemplated in the Basic Documents;

      (i) other than as set forth in or contemplated by the Prospectus or in the related Prospectus Supplement, there are no legal or governmental investigations, actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or the Trust or to which it is or may be a party or to which it is or may be the subject: (i) asserting the invalidity of this Agreement or of any of the Basic Documents, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the Basic Documents by the Issuer Trustee, (iii) that may adversely affect the US Federal or Australian Federal or state income, excise, franchise or similar tax attributes of the Notes, (iv) that could materially and adversely affect the Issuer Trustee's performance of its obligations under, or the validity or enforceability against the Issuer Trustee of, this Agreement or any of the Basic Documents or (v) which could individually or in the aggregate reasonably be expected to have a material adverse effect on the interests of the holders of any of the Notes;

      (j) the representations and warranties of the Issuer Trustee contained in the Basic Documents are true and correct in all material respects;

      (k) the Issuer Trustee has not taken any corporate action and (to the best of its knowledge and belief having made reasonable inquiry and investigation) no other steps have been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, reconstruction or reorganization or for the appointment of a receiver, receiver and manager, administrator, provisional liquidator or similar officer of it or of any or all of its assets or revenues;

      (l) no stamp or other duty is assessable or payable in, and subject only to compliance with Section 128F of the Income Tax Assessment Act 1936 (the "Australian Tax Act") in relation to interest payments under the Notes, no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature will be imposed or made for or on account of any income, registration transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, the Commonwealth of Australia or any sub-division of or authority therein or thereof having power to tax in such jurisdiction, in connection with (i) the authorization, execution or

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      delivery of any of the Transaction Documents to which it is or is to be a party or with the authorization, execution, issue, sale or delivery of the Notes under this Agreement, (ii) the sale and delivery of the Notes by the Underwriters contemplated in this Agreement and the Prospectus or (iii) the execution, delivery or performance by the Issuer Trustee of any of the Transaction Documents to which it is or is to be a party or the Notes; except, in the case of subclause (iii), for any of the Transaction Documents on which nominal stamp duty is payable or any other document executed in connection with the perfection of the Issuer's Trustee's legal title to the Mortgage Loans on which stamp duties or registration fees may be payable;

      (m) the Notes and the obligations of the Issuer Trustee under the Note Trust Deed will be secured (pursuant to the Master Security Trust Deed and the Deed of Charge) by a first ranking floating charge over the assets of the Trust; and

      (n) no event has occurred or circumstances arisen which, had the Notes already been issued, would (whether or not with the giving of notice or direction and/or the passage of time and/or the fulfillment of any other requirement) obligate it to retire as Issuer Trustee or constitute grounds for its removal as Issuer Trustee under any Basic Document or constitute an Event of Default (as defined in the Deed of Charge).

II. Each National Party severally represents and warrants to each Underwriter and the Issuer Trustee as of the date of this Agreement and as of the Closing Date that:

      (a) the Global Trust Manager has filed a registration statement on Form S-3 (No. 333-64124), including a form of each of a prospectus and a prospectus supplement, for registration of the Notes under the Securities Act and has filed such amendments thereto and will file such additional amendments thereto and such amended prospectuses as may hereafter be required;

      (b) since the respective dates as of which information is given in the Registration Statement, the Prospectus or the Prospectus Supplement, there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting (x) the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of the National Parties taken as a whole or (y) the general affairs, business, prospects, condition (financial or otherwise) of the Trust otherwise than as set forth or contemplated in the Prospectus, which is material in the context of performing the National Parties' or Trust's obligations and duties under the Notes and each Basic Document to which they are or are to be a party;

      (c) it has been duly established and is validly existing with power and authority under the laws of its jurisdiction of creation to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement and the Basic Documents, and, in each case, has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it conducts any business, so as to require such qualification, other than where the failure to have such power and authority or to be so qualified or in good standing would not individually or in

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      the aggregate have a material adverse effect on the transactions contemplated in this Agreement or in the Basic Documents;

      (d) this Agreement has been duly authorized, executed and delivered by it;

      (e) each of the Basic Documents to which it is or is to be a party has been duly authorized by it and, upon effectiveness of the Registration Statement, the Note Trust Deed will have been duly qualified under the Trust Indenture Act and each of the Basic Documents, when executed and delivered by each National Party that is a party to it and the other parties thereto, will constitute a valid and legally binding obligation of such National Party, enforceable against it in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation or other similar laws of general applicability relating to or affecting the enforcement of creditors rights generally and to general equitable principles;

      (f) other than as set forth in or contemplated by the Prospectus, there are no legal or governmental investigations, actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or the Trust or to which it is or may be a party or to which it is or may be the subject: (i) asserting the invalidity of this Agreement or of any of the Basic Documents, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the Basic Documents, (iii) that may adversely affect the U.S. Federal or Australian Federal or state income, excise, franchise or similar tax attributes of the Notes, (iv) that could materially and adversely affect its performance of its obligations under, or the validity or enforceability against it of, this Agreement or any of the Basic Documents or (v) which could individually or in the aggregate reasonably be expected to have a material adverse effect on the interests of the holders of any of the Notes;

      (g) there are no statutes, regulations, contracts or other documents to which it is a party or bound that are required to be filed as an exhibit to the Registration Statement or required to be described in the Registration Statement, the Prospectus or the Prospectus Supplement which are not filed or described as required;

      (h) its representations and warranties contained in the Basic Documents are true and correct in all material respects as of the applicable date made or given;

      (i) Deloitte & Touche LLP are independent public accountants with respect to each National Party within the meaning of the standards established by the American Institute of Certified Public Accountants;

      (j) it owns, possesses or has obtained all authorizations, licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Australian and United States federal, state, local and other governmental authorities (including foreign regulatory agencies), all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to perform its obligations under this Agreement and the Basic Documents, and has not received any actual notice of any proceeding relating to revocation or modification of any such

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      authorization, license, permit, certificate, consent, order, approval or other authorization; and is in compliance with all laws and regulations necessary for the performance of its obligations under this Agreement and the Basic Documents;

      (k) it has not taken any corporate action and (to the best of its knowledge and belief having made reasonable inquiry and investigation) no other steps have been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or reorganization or for the appointment of a receiver, receiver and manager, administrator, provisional liquidator or similar officer of it or of any or all of its assets; and

      (l) neither it nor the Trust is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under the United States Investment Company Act of 1940, as amended (the "Investment Company Act"); and neither the Trust nor any of the National Parties are and, after giving effect to the offering and sale of the Class A-1 Notes and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act.

III. The Global Trust Manager represents and warrants to each Underwriter and the Issuer Trustee as of the date of this Agreement and as of the Closing Date, that:

      (a) the Registration Statement has been declared effective by the Commission under the Securities Act; the conditions to the use by the Global Trust Manager of a Registration Statement on Form S-3 under the Securities Act, as set forth in the General Instructions to Form S-3, have been satisfied with respect to the Registration Statement and the Prospectus; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Global Trust Manager, threatened by the Commission; and (i) on the Effective Date of the Registration Statement, the Registration Statement conformed in all material respects to the requirements of the Securities Act, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein not misleading and (ii) at the time of filing of the Prospectus pursuant to Rule 424(b) and on the Closing Date the Prospectus and the Registration Statement will conform in all material respects to the requirements of the Securities Act, and such document will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing representations and warranties shall not apply to (i) that part of the Registration Statement which constitutes the Statement of Eligibility and Qualification (Form T-1) of the Note Trustee under the Trust Indenture Act, and (ii) statements or omissions in the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to any Underwriter furnished to any National Party in writing by such Underwriter expressly for use therein;

      (b) the documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the

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      requirements of the Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Exchange Act") and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective, at the date of the Prospectus and at the Closing Date, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, no representation or warranty is made as to documents deemed to be incorporated by reference in the Registration Statement as the result of filing any Current Report on Form 8-K at the request of the Underwriters except to the extent such documents accurately reflect or are accurately based upon information furnished by or on behalf of the National Parties to the Underwriters for the purpose of preparing such documents;

      (c) Deloitte & Touche LLP are independent public accountants with respect to the National and the Global Trust Manager within the meaning of the Securities Act;

      (d) to the knowledge of the Global Trust Manager, no event has occurred that would entitle the Global Trust Manager to direct the Issuer Trustee to retire as trustee of the Trust under clause 13.1 of the Master Trust Deed; and

      (e) application has been made to list the Notes on the Luxembourg Stock Exchange and for the Notes to be admitted to trading and all relevant requirements for such listing will have been complied with.

5.    Covenants and Agreements.

I. The Issuer Trustee covenants and agrees with each of the several Underwriters and each of the National Parties as follows:

      (a) to use the net proceeds received by the Issuer Trustee from the sale of the Notes pursuant to this Agreement in the manner specified in the Prospectus under the caption "Use of Proceeds";

      (b) to notify the Representative and the National Parties promptly after it becomes actually aware of any matter which would make any of its representations and warranties in this Agreement untrue if given at any time prior to payment being made to the Issuer Trustee on the Closing Date and take such steps as may be reasonably requested by the Representative to remedy the same;

      (c) to pay any stamp duty or other issue, transaction, value added, goods and services or similar tax, fee or duty (including court fees) in relation to the execution of, or any transaction carried out pursuant to, this Agreement and the Basic Documents or in connection with the issue and distribution of the Notes or the enforcement or delivery of this Agreement and the Basic Documents;

      (d) to use all reasonable endeavors to procure satisfaction on or before the Closing Date of the conditions referred to in Section 6 below which relate to the Issuer Trustee and, in particular (i) the Issuer Trustee shall execute those of the Basic Documents not executed on the date hereof on or before the Closing Date, and (ii) the Issuer Trustee will assist the Representative to make arrangements with DTC, Euroclear and Clearstream, Luxembourg concerning the issue of the Notes and related matters;

      (e) to provide reasonable assistance to the National Parties to procure that the charges created by or contained in the Deed of Charge are registered within all applicable time limits in all appropriate registers;

      (f) to perform all of its obligations under each of the Transaction Documents to which it is a party which are required to be performed prior to or simultaneously with closing on the Closing Date;

      (g) not to take, or cause to be taken, any action or knowingly permit any action to be taken which it knows or has reason to believe would result in the Notes not being assigned the ratings referred to in
      Section 6(m) below;

      (h) not, prior to or on the Closing Date, amend the terms of any Basic Document nor execute any of the Basic Documents other than in the agreed form without the consent of the Underwriters;

      (i) subject to the National Parties complying with their obligations under subsection 5.II(j), for the purposes of section 128F(3)(c) of the Australian Tax Act, it will, before it issues any Note, seek a listing of the Notes on the Luxembourg Stock Exchange and the admission of the Notes to trading on the Luxembourg Stock Exchange, and use its best efforts to maintain such listing for as long as any of the Notes are outstanding; provided, however, if such listing becomes impossible, to use its best efforts to obtain, and will thereafter use its best efforts to maintain a quotation for, or listing of, the Notes on such other exchange as is commonly used for the quotation or listing of debt securities as it may, with the approval of the Representative, decide.

II. Except where otherwise specified below as a covenant solely applicable to the Global Trust Manager, each National Party severally covenants and agrees with each of the several Underwriters and the Issuer Trustee as follows:

      (a) in the case of the Global Trust Manager only, to cause the final Prospectus and Prospectus Supplement to be filed with the Commission within the time periods specified by Rule 424(b) and Rule 430A under the Securities Act, and to furnish copies of the Prospectus and the related Prospectus Supplement to the Underwriters in New York City prior to 10:00 a.m., New York City time, on the Business Day next succeeding the date of this Agreement in such quantities as the Representative may reasonably request;

      (b) in the case of the Global Trust Manager only, to deliver, at the expense of the Global Trust Manager, to the Representative, five signed copies of the Registration Statement (as originally filed) and each amendment thereto, in each case including exhibits, and to each other Underwriter a conformed copy of the Registration Statement (as originally filed) and each amendment thereto, in each case without exhibits and, during the period mentioned in paragraph (f) below, to each of the Underwriters as many copies of the Prospectus and the related Prospectus Supplement (including all amendments and supplements thereto and documents incorporated by reference therein) as the Representative may reasonably request during the period within which the Representative may be required to deliver such documents under the Securities Act;

      (c) in the case of the Global Trust Manager only, before filing any amendment or supplement to the Registration Statement or the Prospectus, to furnish to the Representative a copy of the proposed amendment;

      (d) in the case of the Global Trust Manager only, to advise the Representative promptly, and to confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective, (ii) when any supplement to the Prospectus or any amendment to the Prospectus has been filed and to furnish the Representative with copies thereof, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose and (v) of the occurrence of any event as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances when the Prospectus and the related Prospectus Supplement are delivered to a purchaser, not misleading; and to use its reasonable best efforts to prevent the issuance of any such stop order, or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of any order suspending the qualification of the Notes, or notification of any such order thereof and, if issued, to obtain as soon as possible the withdrawal thereof;

      (e) to advise the Representative promptly, and to confirm such advice in writing of the receipt by the Global Trust Manager of any notification with respect to any suspension of the qualification of the Notes for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

      (f) in the case of the Global Trust Manager only, if, during such period of time after the first date of the public offering of the Notes and in the opinion of counsel for the Underwriters a prospectus relating to the Notes is required by law to be delivered in connection with sales by an Underwriter or a dealer, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to prepare and furnish, at the expense of the National Parties, to the Underwriters, to the Issuer Trustee and to the dealers (whose names and addresses the Representative will furnish to the National) to which Notes may have been sold by the Representative on behalf of the Underwriters and to any other dealers upon request, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law;

      (g) in the case of the Global Trust Manager only, to endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and to continue such qualification in effect so long as reasonably required for distribution of the Notes, provided that the Global Trust Manager shall not be required to file a general consent to service of process in any jurisdiction;

      (h) in the case of the Global Trust Manager only, to make generally available to the holders of the Notes and to the Representative as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Trust occurring after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder;

      (i) in the case of the Global Trust Manager only, to the extent, if any, that the ratings provided with respect to the Notes by the Current Rating Agencies are conditional upon the furnishing of documents or the taking of any other action by the Global Trust Manager or the Issuer Trustee, to use its reasonable best efforts to furnish such documents and take any other such action or, in the case of the National only, it will use its best efforts to procure the Global Trust Manager to do so;

      (j) it will on behalf of the Issuer Trustee: (i) for the purposes of 128F of the Australian Tax Act, seek a listing of the Notes on the Luxembourg Stock Exchange and the admission of the Notes to trading on the Luxembourg Stock Exchange before the Issuer Trustee issues any Note,
      (ii) ensure that the Issuer Trustee will not offer, issue or sell the Notes to the Underwriters, until the Notes have been listed and have been authorized for trading on the Luxembourg Stock Exchange or the Representative, on behalf of the Underwriters, is satisfied that the Notes will be listed after the Closing Date and (iii) it will use its best efforts to maintain such listing for as long as any of the Notes are outstanding; provided, however, if such listing becomes impossible, to use its best efforts to obtain, and will thereafter use its best efforts to maintain a quotation for, or listing of, the Notes on such other exchange as is commonly used for the quotation or listing of debt securities as it may, with the approval of the Representative, decide;

      (k) to furnish from time to time copies of the Prospectus and any and all documents, instruments, information and undertakings (in addition to any already published or lodged with the Luxembourg Stock Exchange) and publish all advertisements or other material and to comply with any other requirements of the Luxembourg Stock Exchange that may be necessary in order to effect and maintain such listing;

      (l) to assist the Representative in making arrangements with DTC, Euroclear and Clearstream, Luxembourg concerning the issue of the Book-Entry Notes and related matters;

      (m) in the case of the Global Trust Manager only, so long as the Notes are outstanding, to furnish to the Representative (i) copies of each certificate, the annual statement of compliance and the annual audit report on the financial statements of the Trust furnished to the Issuer Trustee or the Note Trustee by the auditor pursuant to the Basic Documents by first class mail as soon as practicable after such statements and reports are furnished to the Issuer Trustee or the Note Trustee, (ii) copies of each amendment to any of the Basic Documents, (iii) on each Determination Date or as soon as thereafter as practicable, the note factor as of the related Record Date to be made available to the Representative on Bloomberg, (iv) copies of all reports or other communications (financial or other) furnished to holders of the Notes and copies of any reports and financial statements furnished to or filed with the Commission in connection with the Notes or any national securities exchange in connection with the Notes, and (v) from time to time such other information concerning the Trust or the Global Trust Manager as the Representative may reasonably request;

      (n) in the case of the Global Trust Manager only, will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and initial sale of the Notes and on the execution and delivery of this Agreement. All payments to be made by the National Parties hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the National Parties are compelled by law to deduct or withhold such taxes, duties or charges. In that event, the applicable National Party shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made;

      (o) for a period from the date of this Agreement to the Closing Date, neither the Global Trust Manager nor the National will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to asset-backed securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative (which consent will not be unreasonably withheld) for a period beginning at the date of this Agreement and ending at the later of the Closing Date or the lifting of trading restrictions by the Representative; and

      (p) for so long as the Notes are outstanding, the Global Trust Manager will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under the Investment Company Act.

III. The National covenants and agrees with each of the several Underwriters and the Issuer Trustee as follows:

      (a) at the Closing Date, to pay the Representative an underwriting fee equal to 0.135% of the aggregate initial Invested Amount of the Notes. The Underwriters shall severally and not jointly be responsible for certain out-of-pocket expenses incurred by the National Parties in connection with the offering of the Class A-1 Notes and Class A-3 Notes, as shall be agreed to separately by the Underwriters and the National Parties;

      (b) whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay, or cause to be paid, all fees, costs and expenses incident to the performance of the National Parties' obligations under this Agreement, including, without limiting the generality of the foregoing, all fees, costs and expenses:
      (i) incident to the preparation, issuance, execution, authentication and delivery of the Notes, including any fees, costs and expenses of the Note Trustee or any transfer agent, (ii) incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Prospectus, Prospectus Supplement and any preliminary prospectus (including in each case all exhibits, amendments and supplements thereto), (iii) incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Underwriters may designate (including fees of counsel for the Underwriters and their disbursements with respect thereto), (iv) in connection with the listing of the Notes on any stock exchange, (v) in connection with the printing (including word processing and duplication costs) and delivery of this Agreement, the Basic Documents, the Blue Sky Memoranda and any Legal Investment Survey and the furnishing to Underwriters and dealers of copies of the Registration Statement and the Prospectus, including mailing and shipping, as provided in this Agreement, (vi) the National Parties' counsel and accountants and the Underwriters' counsel fees and disbursement that are chargeable to the National, (vii) payable to Current Rating Agencies in connection with the rating of the Notes and
      (viii) the legal fees of counsel for the Underwriters. However, the Underwriters shall be responsible for any expenses incurred by the National Parties in connection with any "roadshow" presentation to potential investors;

      (c) to the extent, if any, that the ratings provided with respect to the Notes by the Current Rating Agencies are conditional upon the furnishing of documents or the taking of any other action by the National, to use its reasonable best efforts to furnish such documents and take any other such action; and

      (d) in connection with the initial distribution of the Notes, it and each person acting on behalf of the National Parties, each of whom has agreed and covenanted with the Issuer Trustee and the Global Trust Manager, has not and will not offer for issue, or invite applications for the issue of, the Notes or offer the Notes for sale or invite offers to purchase the Notes to a person, where the offer or invitation is received by that person in Australia, unless the minimum amount payable for the Notes (after disregarding any amount lent by any of the National Parties or any associate (as determined under sections 10 to 17 of the Corporations Act) of any National Party) on acceptance of the offer by that person is at least A$500,000 (calculated in accordance with both section 708(a) of the Corporations Act and Regulation 7.1.18 of the Corporations Regulations 2001 (Cth)) or the offer or invitation does not otherwise require disclosure to investors in accordance with Part 6D.2 of the Corporations Act and is not made to a person who is a "retail client" within the meaning of section 761 G of the Corporations Act.

IV.   Covenants and Agreements of the Underwriters.

      (a) Each Underwriter represents and warrants to and agrees with the Issuer Trustee and the National Parties that as of the date of this Agreement and as of the Closing Date, such

      Underwriter has complied with all of its obligations under this Agreement, including, without limitation, this Section 5(IV), and, with respect to all Computational Materials and ABS Term Sheets provided by such Underwriter to the Global Trust Manager pursuant to this Section 5(IV), if any, such Computational Materials and ABS Term Sheets are accurate in all material respects (taking into account the assumptions explicitly set forth in the Computational Materials or ABS Term Sheets), except to the extent of any errors that are caused by errors in the Pool Information, and include all assumptions material to their preparation. The Computational Materials and ABS Term Sheets, if any, provided by such Underwriter to the Global Trust Manager constitute a complete set of all Computational Materials and ABS Term Sheets delivered by such Underwriter to prospective investors that are required to be filed with the Commission.

      (b) Each Underwriter may prepare and provide to prospective investors Computational Materials and ABS Term Sheets in connection with its offering of the Notes, subject to the following conditions to be satisfied by such Underwriter:

            (i) in connection with the use of Computational Materials, such Underwriter shall comply with all applicable requirements of the No-Action Letter of May 20, 1994 issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (collectively, the "Kidder/PSA Letter"), as well as the PSA Letter referred to below. In connection with the use of ABS Term Sheets, such Underwriter shall comply with all applicable requirements of the No-Action Letter of February 17, 1995 issued by the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder/PSA Letter, the "No-Action Letters");


            (ii) "Computational Materials" has the meaning given in the No-Action Letters, but shall include only those Computational Materials that have been prepared or delivered to prospective investors by or at the direction of any Underwriter. "ABS Term Sheets" and "Collateral Term Sheets" have the meanings given in the PSA Letter but shall include only those ABS Term Sheets or Collateral Term Sheets that have been prepared or delivered to prospective investors by or at the direction of any Underwriter;

            (iii) (A) All Computational Materials and ABS Term Sheets provided to prospective investors that are required to be filed pursuant to the No-Action Letters shall bear a legend on each page including the following statement:

                        "THE INFORMATION HEREIN HAS BEEN PROVIDED SOLELY BY [NAME OF [APPLICABLE] UNDERWRITER]. NEITHER THE ISSUER OF THE NOTES NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION HEREIN. THE INFORMATION HEREIN IS PRELIMINARY AND WILL BE SUPERSEDED BY THE APPLICABLE

                        PROSPECTUS AND BY ANY OTHER INFORMATION SUBSEQUENTLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION."

                        (B) In the case of Collateral Term Sheets, such legend
                  shall also include the following statement:

                        "THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE POOL OF HOUSING LOANS CONTAINED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE NOTES AND SUPERSEDES ALL INFORMATION CONTAINED IN ANY COLLATERAL TERM SHEETS RELATING TO THE POOL OF HOUSING LOANS PREVIOUSLY PROVIDED BY [NAME OF [APPLICABLE] UNDERWRITER]."

                        Upon reasonable notice and in consultation with the
                        [      ], the Global Trust Manager shall have the right
                        to require additional specific legends or notations to appear on any Computational Materials or ABS Term Sheets, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein. Notwithstanding the foregoing, subsections (b)(iii)(A) and (b)(iii)(B) will be satisfied if all Computational Materials and ABS Term Sheets bear a legend in a form previously approved in writing by the Global Trust Manager;

            (iv) At or prior to the time any such materials are furnished to the Global Trust Manager for filing on the Form 8-K, the Underwriter furnishing such materials will provide to the Global Trust Manager and such other Underwriters a letter, in form and substance reasonably satisfactory to the Global Trust Manager, of a firm of independent public accountants of national reputation to the effect that such accountants have performed certain specified procedures with respect to such materials and have found no exceptions, other than such exceptions as are acceptable to the Global Trust Manager and the Underwriter;

            (v) Such Underwriter shall provide the Global Trust Manager with representative forms of all Computational Materials and ABS Term Sheets prior to their first use, to the extent such forms have not previously been approved by the Global Trust Manager for use by the Underwriters. Such Underwriter shall provide to the Global Trust Manager, for filing on Form 8-K, copies (in such format as reasonably required by the Global Trust Manager) of all Computational Materials and ABS Term Sheets that are required to be filed with the Commission pursuant to the No-Action Letters. Such Underwriter may provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed. All Computational Materials and ABS Term Sheets described in this subsection (b)(v) must be provided to the Global Trust Manager not later than

            10:00 a.m. New York time one Business Day before filing thereof is required pursuant to the terms of this Agreement. Such Underwriter agrees that it will not provide to any investor or prospective investor in the Notes any Computational Materials or ABS Term Sheets on or after the day on which Computational Materials and ABS Term Sheets are required to be provided to the Global Trust Manager pursuant to this subsection (b)(v) (other than copies of Computational Materials or ABS Term Sheets previously submitted to the Global Trust Manager in accordance with this subsection (b)(v) for filing pursuant to subsection (b)(vii)) unless such Computational Materials or ABS Term Sheets are preceded or accompanied by the delivery of a Prospectus to such investor or prospective investor;

            (vi) All information included in the Computational Materials and ABS Term Sheets shall be generated based on substantially the same methodology and assumptions that are used to generate the information in the Prospectus Supplement as set forth therein; provided, however, that the Computational Materials and ABS Term Sheets may include information based on alternative methodologies or assumptions if specified therein. If any Computational Materials or ABS Term Sheets delivered by such Underwriter that are required to be filed were based on assumptions with respect to the pool of mortgages to be securitized that differ from the final information in relation to the pool of mortgages to be securitized in any material respect or on note structuring terms that were revised in any material respect prior to the printing of the Prospectus, such Underwriter shall prepare revised Computational Materials or ABS Term Sheets, as the case may be, based on the final information with respect to the securitized pool of housing loans and final structuring assumptions, circulate such revised Computational Materials and ABS Term Sheets to all recipients of the preliminary versions thereof that indicated orally to such Underwriter they would purchase all or any portion of the Offshore Notes, and include such revised Computational Materials and ABS Term Sheets (marked, "as revised") in the materials delivered to the Global Trust Manager pursuant to subsection (b)(v) above;

            (vii) The Global Trust Manager shall not be obligated to file any Computational Materials or ABS Term Sheets that have been determined to contain any material error or omission, provided that, at the request of the applicable Underwriter, the Global Trust Manager will file Computational Materials or ABS Term Sheets that contain a material error or omission if clearly marked "superseded by materials dated " and accompanied by corrected Computational Materials or ABS Term Sheets that are marked "material previously dated , as corrected." In the event that within the period during which the Prospectus is required to be delivered under the Securities Act, any Computational Materials or ABS Term Sheets delivered by an Underwriter are determined, in the reasonable judgment of the Global Trust Manager or such Underwriter, to contain a material error or omission, such Underwriter shall prepare a corrected version of such Computational Materials or ABS Term Sheets, shall circulate such corrected Computational Materials and ABS Term

            Sheets to all recipients of the prior versions thereof that either indicated orally to such Underwriter they would purchase all or any portion of the Notes, or actually purchased all or any portion thereof, and shall deliver copies of such corrected Computational Materials and ABS Term Sheets (marked, "as corrected") to the Global Trust Manager for filing with the Commission in a subsequent Form 8-K submission (subject to the Global Trust Manager's obtaining an accountant's comfort letter in respect of such corrected Computational Materials and ABS Term Sheets);

            (viii) If an Underwriter does not provide any Computational Materials or ABS Term Sheets to the Global Trust Manager pursuant to this subsection (b), such Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Notes that is required to be filed with the Commission in accordance with the No-Action Letters; and

            (ix) In the event of any delay in the delivery by such Underwriter to the Global Trust Manager of all Computational Materials and ABS Term Sheets required to be delivered in accordance with this subsection (b), or in the delivery of the accountant's comfort letter in respect thereof pursuant to subsection (b)(iv) or
            (b)(vi) above the Global Trust Manager shall have the right to delay the release of the Prospectus to investors or to the Underwriters, to delay the Closing Date and to take other appropriate actions, in each case as necessary in order to allow the Global Trust Manager to comply with its agreement to file the Computational Materials and ABS Term Sheets by such specified time.

      Each Underwriter represents and warrants that, if and to the extent it provided any prospective investors with any Computational Materials or ABS Terms Sheets prior to the date hereof in connection with the offering of the Notes, all of the conditions set forth in clauses (i) through (ix) above have been or, to the extent the relevant condition requires action to be taken after the date hereof, will be, satisfied with respect thereto.

V.    Selling Restrictions.

      (a) Each Underwriter, severally and not jointly, agrees with the Issuer Trustee that, within 30 days of the date of this Agreement, it will have offered the Notes for sale, or invited or induced offers to buy the Notes by making hard copies of the Prospectus for the Notes available for collection from that Underwriter in at least its principal office in New York City or London and, in the case of purchasers in the United States, by sending or giving copies of the Prospectus to those purchasers and that such offer will be in compliance with the provisions of 5.V(f).

      (b) Each Underwriter agrees that it will not sell Notes in the initial distribution thereof to, or invite or induce offers for the Notes from:

            (i) any associate of the Issuer Trustee or a National Party specified in Schedule 2 or Schedule 3; or

            (ii) any other associate from time to time specified in writing to the Underwriter by the Issuer Trustee or a National Party; provided, however, that the sale of Notes by an Underwriter to an associate of the Issuer Trustee or a National Party prior to receipt of written notification from the Issuer Trustee or a National Party that such person constitutes an associate of the Issuer Trustee or a National Party shall not be deemed a violation of this section 5.V(b) unless at the time of the sale, any officer, employee or agent of the Underwriter directly involved in the sale knew or had reasonable grounds to suspect that, as a result of such sale, the Notes or an interest in the Notes was being, or would later be acquired (directly or indirectly), by an associate of the Issuer Trustee or a National Party (other than a person in the capacity referred to in section 128F(5)(c) of the Australian Tax Act).

            For the avoidance of doubt, if any officer, employee or agent of the Underwriter making the offer, effecting the sale or otherwise directly involved in the sale of the Notes does not know, or does not have reasonable grounds to suspect, that a person is an associate of the Issuer Trustee or a National Party, then nothing in this section 5.V(b) obliges that Underwriter to make positive enquiries of that person to confirm that person is not such an associate of the Issuer Trustee or a National Party.

      (c) Each Underwriter, severally and not jointly, agrees to:

cooperate with reasonable requests from the Issuer Trustee or the Global Trust Manager for information for the purposes of assisting the Issuer Trustee to demonstrate that the public offer test under section 128F of the Australian Tax Act has been satisfied in respect of the Notes by providing such information so far as it is reasonably able to do so and as is reasonably requested within 14 days of a receipt of such request, provided that no Underwriter shall be obligated to disclose:

                        (x) the identity of the purchaser of any Note or any information from which such identity might be capable of being ascertained; or

                        (y) any information the disclosure of which would be contrary to or prohibited by any relevant law, regulation or directive or any confidentiality agreement binding on the Underwriter.

      (d) Each Underwriter (severally and not jointly) agrees that it:

            (i) has not offered or sold and, prior to the date six months after the date of issue of the Notes will not offer or sell, any of the Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended

            ("POS Regulations")) or the Financial Securities and Markets Act 2000 (as amended ("FSMA"));

            (ii) has complied and will comply with all applicable provisions of all applicable provisions of FSMA and the POS Regulations with respect to anything done by it in relation to the Notes in, from, or otherwise involving the United Kingdom; and

            (iii) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue of such notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer Trustee.

      (e) No offering circular, prospectus or other disclosure document in relation to the Notes has been lodged with, or registered by, the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each Underwriter (severally and not jointly) represents and agrees that:

            (i) It has not (directly or indirectly) offered for subscription or purchase or issued invitations to subscribe for or buy nor has it sold the Notes;

            (ii) It will not directly or indirectly offer for subscription or purchase or issue invitations to subscribe for or buy nor will it sell any Notes; and

            (iii) It has not distributed and will not distribute any draft, preliminary or definitive offering memorandum, advertisements or other offering material relating to any Notes;

      in the Commonwealth of Australia, its territories or possessions, unless:

            (i) The minimum aggregate consideration payable by each offeree is at least A$500,000 (disregarding moneys lent by any persons offering the Notes or their associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian legislation entitled
            "Corporations Act 2001 (Cwlth)" as amended; and

            (ii) Such action complies with all applicable laws and regulations.

      (f) Each Underwriter (severally and not jointly) agrees to offer the Notes for sale to, or to write offers to purchase the Notes from:

            (i) At least 10 persons each of whom they reasonably believe to be a "qualified institutional buyer" (as defined in Rule 144A of the Securities Act) and is not known or suspected to be an associate (as defined by Section 128F(9) of the Australian Tax Act) of any other person covered by this paragraph; or

            (ii) At least 100 persons each of whom they reasonably believe either has acquired debentures (as defined by section 128F(9) of the Australian Tax Act) in the past or is likely to be interested in acquiring the Notes.

      (g) Each Underwriter, severally and not jointly, acknowledges that the Notes may not be offered, sold or distributed in the Kingdom of Spain except in accordance with the requirements of the Spanish Securities Market Law of July 28, 1988 (Ley 24/1998, de 28 de Julio, del Mercado de Valores) as amended and restated, and Royal Decree 291/1992 on Issues and Public Offering for the Sale of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Publicas de Venta de Valores) (as amended and restated and the decrees and regulations made thereunder).

      (h) Each Underwriter, severally and not jointly, acknowledges that no action has been taken to permit a public offering of the Notes in any jurisdiction outside the United States where action would be required for that purpose. Each Underwriter will comply with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Prospectus or any other offering material in all cases at its own expense.

VI.   Global Trust Manager Direction to Issuer Trustee.

      The Global Trust Manager hereby directs the Issuer Trustee to do each of the things (or, as the case may be, not to do the things) specified in Section 5(I) and the Issuer Trustee acknowledges and accepts that direction.

6. Conditions to the Obligations of the Underwriters. The several obligations of the Underwriters hereunder are subject to the performance by the Issuer Trustee and the National Parties of their obligations hereunder and to the following additional conditions:

      (a) the Registration Statement shall have become effective, or if a post-effective amendment is required to be filed under the Securities Act, such post-effective amendment shall have become effective, not later than 5:00 P.M., New York City time, on the date hereof and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission; the Prospectus and the related Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act;

      (b) the representations and warranties of the Issuer Trustee and the National Parties contained herein are true and correct on and as of the Closing Date as if made on and as of the Closing Date and the representations and warranties of the Issuer Trustee and the National Parties in the Basic Documents will be true and correct on the Closing Date; and the Issuer Trustee and the National Parties shall have complied with all agreements and all conditions on the part of each to be performed or satisfied hereunder and under the Basic Documents at or prior to the Closing Date;

      (c) the Representative shall have received letters, dated the date of delivery thereof, of (i) Deloitte & Touche LLP, substantially in form and substance satisfactory to the Representative and counsel for the Underwriters, confirming that they are independent public accountants within the meaning of the Securities Act and the applicable Rules and Regulations and stating in effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Registration Statement and the Prospectus (and any amendments and supplements thereto), agrees with the accounting records of the National, excluding any questions of legal interpretation, and (ii) Deloitte & Touche LLP, substantially in form and substance satisfactory to the Representative and counsel for the Underwriters, stating in effect that they have performed certain specified procedures with respect to the Mortgage Loans;

      (d) McKee Nelson LLP, counsel to the Underwriters, shall have furnished to the Underwriters their written opinion, dated the Closing Date, with respect to the Registration Statement, the Prospectus and other related matters as the Underwriters may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (e) Sidley Austin Brown & Wood LLP, United States counsel for the National Parties, shall have furnished to the Representative their written opinions, dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (f) Sidley Austin Brown & Wood LLP, United States federal income tax counsel for the National Parties, shall have furnished to the Representative their written opinion, dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (g) Mallesons Stephen Jaques, Australian counsel for the National Parties, shall have furnished to the Representative their written opinion, dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (h) Mallesons Stephen Jaques, Australian tax counsel for the National Parties, shall have furnished to the Representative their written opinion, dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such Australian tax counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (i) Henry, Davis, York, Australian counsel for the Issuer Trustee and the Security Trustee, shall have furnished to the Representative their written opinion, dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (j) Emmet, Marvin & Martin LLP, counsel for the Note Trustee shall have furnished to the Representative their written opinion, dated the Closing Date, in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (k) Counsel to the Currency Swap Providers shall have furnished to the Representative their written opinions dated the Closing Date, substantially in form and substance satisfactory to the Representative, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

      (l) the Representative shall have received a letter or letters from each counsel delivering any written opinion to any Rating Agency in connection with the transaction described in this Agreement which opinion is not otherwise described in this Agreement allowing the Representative to rely on such opinion as if it were addressed to the Representative;

      (m) At the Closing Date, the Notes shall have been rated "AAA" by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("Standard and Poor's") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Standard and Poor's, the "Rating Agencies") as evidenced by letters from the Rating Agencies;

      (n) the Notes shall have been listed on the Luxembourg Stock Exchange or such other exchange as the parties shall agree upon or the Representative shall be satisfied that such listing will be granted after the Closing Date but in any event, prior to the first Payment Date for the Notes;

      (o) the Class A-2 Notes and the Class B Notes will have been validly issued by the Issuer Trustee upon the direction of the Global Trust Manager on or prior to the Closing Date and are outstanding without default thereon;

      (p) the execution and delivery by all parties thereto of the Basic Documents on or prior to the Closing Date; and

      (q) on or prior to the Closing Date the Issuer Trustee and the National Parties shall have furnished to the Representative such further certificates and documents as the Representative shall reasonably request.

7.    Indemnification and Contribution.

      (a) Each of the National Parties agrees jointly and severally to indemnify and hold harmless each Underwriter, its partners, directors and officers and each affiliate of an Underwriter that assists such Underwriter in the distribution of the Notes and each person, if any, that controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter or the Issuer Trustee in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred;

      except:

            (i) insofar as any such losses, claims, damages, liabilities, legal fees and other expenses are caused by any untrue statement or omission or alleged untrue statement or omission made (A) in reliance upon and in conformity with information relating to any Underwriter furnished to a National Party in writing by such Underwriter expressly for use therein or (B) in the Prepayment and Yield Information (as defined below);

            (ii) that such indemnity with respect to the Prospectus shall not inure to the benefit of any Underwriter (or any person controlling any Underwriter) from whom the person asserting any such loss, claim, damage or liability, purchased the Notes which are the subject hereof, if such person did not receive a copy of the Prospectus (or the Prospectus as amended or supplemented) at or prior to the confirmation of the sale of such Notes to such person, and where such delivery is required by the Securities Act and the alleged untrue statement contained in, or omission of a material fact from the Prospectus was corrected in the Prospectus as amended or supplemented and such Prospectus, as amended or supplemented, was delivered to the Underwriters reasonably prior to such confirmation; or

            (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to any information included in Computational Materials or ABS Term Sheets, if any, that have been superseded by revised Computational Materials or ABS Terms Sheets if such Underwriter (A) has not complied with its obligation to circulate revised Computational Materials and ABS Terms Sheets in accordance with Section 5(IV) or (B) has not delivered them to the Global Trust Manager no later than one (1) Business Day after delivery to investors (in the case of (B), to the extent such loss, claim, damage or liability is attributable to the failure to deliver) provided that the National Parties shall indemnify each Underwriter to the extent any misstatement or omission is contained in the Pool Information (as defined in the next paragraph);

      For the purposes of this Agreement, the term "Prepayment and Yield Information" means that portion of the information in the Prospectus (or the Prospectus as amended or supplemented) set forth under the heading "Prepayment and Yield Considerations--Prepayment Rate Model and Modeling Assumptions" including the prepayment tables included thereunder. "Pool Information" means the information furnished by magnetic tape, diskette, electronic mail or any other computer readable format, or in writing to the Underwriters by any National Party regarding the Mortgage Loans.

      (b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Global Trust Manager, its directors, its officers who sign the Registration Statement, the Issuer Trustee and the National and each person that controls a National Party or the Issuer Trustee within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the National Parties to each Underwriter, but only with reference to: (i) information relating to such Underwriter furnished to the National Parties in writing by such Underwriter expressly for use in the Registration Statement or the Prospectus, any amendment or supplement thereto; and (ii) the Computational Materials and ABS Term Sheets, if any, delivered to investors by such Underwriter, except to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by errors in the Pool Information.

      (c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to subsection (a) or (b) above, such person (the "Indemnified Person") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Person") in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.

      In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless:

            (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary;

            (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; or

            (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

      It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Underwriters, each affiliate of any Underwriter which assists such Underwriter in the distribution of the Notes and such control persons of Underwriters shall be designated in writing by the Representative and any such separate firm for the Global Trust Manager, its directors, its officers who sign the Registration Statement, the National and the Issuer Trustee and such control persons of each of the Issuer Trustee and the National Parties shall be designated in writing by that party.

      The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by the third sentence of this subsection
(c), the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if:

                  (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request; and

                  (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

      No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

      (d) If the indemnification provided for in subsection (a) or (b) above is unavailable to, or insufficient to hold harmless, an Indemnified Person in respect of any losses, claims, damages or liabilities referred to therein (or, in the case where such indemnification is insufficient, in addition to such partial indemnification), then each Indemnifying Person under such subsection, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the National Parties and the Issuer Trustee on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the National Parties and the Issuer Trustee on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the National Parties and the Issuer Trustee on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the National Parties and the Issuer Trustee and the total underwriting fees, discounts and the commissions received by the Underwriters bear to the aggregate public offering price of the Notes. The relative fault of the National Parties and the Issuer Trustee on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by a National Party or the Issuer Trustee or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The National Parties, the Issuer Trustee and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in this subsection (d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the underwriting fees, discounts and commissions received by it with respect to the Notes underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Notes set forth opposite their names in Schedule 1 hereto, and not joint.

      The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

      (e) To the extent that any payment of damages by a National Party pursuant to subsection (a) above is determined to be a payment of damages pursuant to paragraph 15 of Guidance Note AGN 120.3- "Purchase and Supply of Assets (including Securities issued by SPVs)", being a Guidance Note to Prudential Standard APS 120- "Funds Management and Securitisation" or any successor thereto, such payment shall be subject to the terms therein (or the terms of any equivalent provisions in any successor of Prudential Standard APS 120).

      (f) The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Issuer Trustee and the National Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Issuer Trustee or a National Party, its officers or directors or any other person controlling the

      Issuer Trustee or a National Party and (iii) acceptance of and payment for any of the Notes.

8. Termination. Notwithstanding anything herein contained, this Agreement may be terminated in the absolute discretion of the Representative, by notice given to the Issuer Trustee and each National Party, if after the execution and delivery of this Agreement and prior to the Closing Date any of the following shall have occurred: (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of any of the National Parties, the Issuer Trustee or any Swap Party and their respective subsidiaries, in each case, taken as one enterprise, which, in the judgment of a majority in interest of the Underwriters including the Representative, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Notes; (ii) any downgrading in the rating of any debt securities of any of the Global Trust Manager, the National, the Issuer Trustee or any Swap Party by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of the Notes or any debt securities of any of the Global Trust Manager, the National or the Issuer Trustee (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating);
(iii) any change in United States, Australian or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters, including the Representative, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, the London Stock Exchange or any other exchange on which the Notes are listed, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of any of the National, the Issuer Trustee or any Swap Party on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal, New York, London, England or Australian authorities; or (vi) any outbreak or escalation of major hostilities or act of terrorism involving the United States, the United Kingdom, Spain or Australia, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters, including the Representative, the effect of any such outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Notes.

9. Effectiveness of Agreement; Default of Underwriters. This Agreement shall become effective upon the later of (x) execution and delivery hereof by the parties hereto and (y) release of notification of the effectiveness of the Registration Statement (or, if applicable, any post-effective amendment) by the Commission.

      If on the Closing Date any one or more of the Underwriters shall fail or refuse to purchase Notes which it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in

Schedule 1 bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representative may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Underwriter has agreed to purchase pursuant to Section 1 be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If on the Closing Date any Underwriter or Underwriters shall fail or refuse to purchase Notes which it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representative and the Global Trust Manager for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the National Parties and the Issuer Trustee. In any such case either the Representative or the Global Trust Manager shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

10. Expenses Upon Termination. If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Issuer Trustee or a National Party to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Issuer Trustee or a National Party shall be unable to perform its obligations under this Agreement or any condition of the Underwriters' obligations cannot be fulfilled, the National Parties jointly and severally agree to reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and expenses of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Successors. This Agreement shall inure to the benefit of and be binding upon the National Parties, the Issuer Trustee, the Underwriters, each affiliate of any Underwriter which assists such Underwriter in the distribution of the Notes, any controlling persons referred to herein and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

12. Actions by Representative; Notice. Any action by the Underwriters hereunder may be taken by the Representative on behalf of the Underwriters, and any such action taken by the Representative shall be binding upon the Underwriters. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be given to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, USA (Facsimile No. (212) 797-5152, Attention: Tim O'Toole). Notices to the National and the Global Trust Manager shall be given to it at National Global MBS Manager Pty Ltd, Level 24,

500 Bourke Street, Melbourne VIC 3000, Australia (Facsimile No.: +61 3 8641 0906; Attention: Manager, Group Funding. Notices to the Issuer Trustee shall be given to it at Level 7, 9 Castlereagh Street, Sydney, New South Wales 2000, Australia (Facsimile No.: +61 2 8256 1422; Attention: Manager,
Securitisation).

13. Appointments of Process Agent.

      (a) Each of the National Parties hereby designates and appoints Bruce T. Richards, 245 Park Avenue, 28th Floor, New York, New York 10167 (the "National Process Agent"), as its authorized agent, upon whom process may be served in any legal suit, action or proceeding based on or arising under or in connection with this Agreement, it being understood that the designation and appointment of Bruce T. Richards as such authorized agent shall become effective immediately without any further action on the part of the each of the National Parties. Such appointment shall be irrevocable to the extent permitted by applicable law and subject to the appointment of a successor agent in the United States on terms substantially similar to those contained in this Section 13 and reasonably satisfactory to the Representative. If the National Process Agent shall cease to act as agent for service of process, each of the National Parties shall appoint, without unreasonable delay, another such agent, and notify the Representative of such appointment. Each of the National Parties represents to the Underwriters that it has notified the National Process Agent of such designation and appointment and that the National Process Agent has accepted the same in writing. Each of the National Parties hereby authorizes and directs the National Process Agent to accept such service. Each of the National Parties further agrees that service of process upon the National Process Agent and written notice of that service to it shall be deemed in every respect effective service of process upon it in any such legal suit, action or proceeding, Nothing in this Section 13 shall affect the right of any Underwriter or any person controlling any Underwriter to serve process in any other manner permitted by law.

      (b) The Issuer Trustee hereby designates and appoints CT Corporation, 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA (the "IT Process Agent"), as its authorized agent, upon whom process may be served in any legal suit, action or proceeding based on or arising under or in connection with this Agreement, it being understood that the designation and appointment of CT Corporation, as such authorized agent shall become effective immediately without any further action on the part of the Issuer Trustee. Such appointment shall be irrevocable to the extent permitted by applicable law and subject to the appointment of a successor agent in the United States on terms substantially similar to those contained in this Section 13 and reasonably satisfactory to the Representative. If the IT Process Agent shall cease to act as agent for service of process, the Issuer Trustee shall appoint, without unreasonable delay, another such agent, and notify the Representative of such appointment. The Issuer Trustee represents to the Underwriters that it has notified the IT Process Agent of such designation and appointment and that the IT Process Agent has accepted the same in writing. The Issuer Trustee hereby authorizes and directs the IT Process Agent to accept such service. The Issuer Trustee further agrees that service of process upon the IT Process Agent and written notice of that service to it shall be deemed in every respect effective service of process upon it in any such legal suit, action or proceeding. Nothing in this Section 13 shall affect the right of any Underwriter or any person controlling any Underwriter to serve process in any other manner permitted by law.

14. Consent to Jurisdiction; Exchange Risk of Payments in Non-U.S. Currency.

      (a) Each of the Parties hereto submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

      (b) The obligation of any of the National Parties or the Issuer Trustee in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, each of the National Parties and the Issuer Trustee agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are more than the sum originally due to such Underwriter, such Underwriter agrees to indemnify the National Parties and the Issuer Trustee, as applicable, for such difference.

15. Foreign Taxes. All payments to be made by the Issuer Trustee and any National Party hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges, excluding for the purposes of this Section 15, (i) any taxes which are payable as a consequence of any Underwriter having a necessary connection with the relevant taxing jurisdiction and (ii) any income or franchise tax on the overall net income of such Underwriter imposed by the United States or the State of New York (all such non-excluded taxes, duties or charges, "Foreign Taxes"), unless the Issuer Trustee or such National Party, as applicable, is compelled by law to deduct or withhold such Foreign Taxes. In that event, the Issuer Trustee or such National Party, as applicable, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

16. Waiver of Immunities. To the extent that any of the Issuer Trustee and National Parties or any of their properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection this Agreement, the Issuer Trustee and the National Parties, as applicable, each hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

17. Judgment Currency. If any judgment or order in any legal proceeding against any of the Issuer Trustee and the National Parties is given or made for any amount due hereunder and such judgment or order is expressed and paid in a currency (the "Judgment Currency") other than United States dollars and there is any variation as between (i) the rate of exchange (the "Judgment Rate") at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange (the "Market Rate") at which the person to whom such amounts is paid (the "Payee") is able to purchase United States dollars with the amount of the Judgment Currency actually received by the holder, then the difference, expressed in United States dollars, between such amount calculated at the Judgment Rate and such amount calculated at the Market Rate shall be indemnified (a) if negative by the Issuer Trustee and the National Parties, as applicable, to the Payee and (b) if positive by the Payee to the Issuer Trustee and the National Parties, as applicable. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer Trustee, the Global Trust Manager and/or the Payee, as the case may be, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

18. Certain Matters Relating to the Issuer Trustee.

      (a) The Issuer Trustee enters into this Agreement only in its capacity as trustee of the Trust and in no other capacity. A liability arising under or in connection with this Agreement is limited to and can be enforced against the Issuer Trustee only to the extent to which it can be satisfied out of Assets of the Trust out of which the Issuer Trustee is actually indemnified for the liability. This limitation of the Issuer Trustee's liability applies despite any other provision of this Agreement (other than section 18(c)) hereof to the contrary and extends to all liabilities and obligations of the Issuer Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

      (b) No person, including, without limitation, each Underwriter and each of the National Parties, other than the Issuer Trustee, may sue the Issuer Trustee in any capacity other than as trustee of the Trust including seeking the appointment of a receiver (except in relation to the Assets of the Trust), or a liquidator, an administrator or any similar person to the Issuer Trustee or prove in any liquidation, administration or arrangements of or affecting the Issuer Trustee (except in relation to the Assets of the Trust).

      (c) The provisions of this section 18 will not apply to any obligation or liability of the Issuer Trustee to the extent that it is not satisfied because under the Master Trust Deed, this Agreement or any other Transaction Document, or by operation of law there is a reduction in the extent of the Issuer Trustee's indemnification out of the Assets of the Trust, as a result of the Issuer Trustee's fraud, negligence or breach of trust.

      (d) It is acknowledged that the Relevant Parties (as defined in the Supplemental Deed) are responsible under the Basic Documents for performing a variety of obligations relating to the Trust. No act or omission of the Issuer Trustee (including any related failure to satisfy its obligations and any breach of representations and warranties under this Agreement or any other Basic Document) will be considered fraudulent, negligent or a breach of trust for the purpose of section 18(c) to the extent to which the act or omission was caused or contributed to by any failure by any Relevant Party (other than any person for whom the Issuer Trustee is responsible or liable for in accordance with any Transaction Document) or any other person who provides services in respect of the Trust to fulfill its obligations relating to the Trust or by any other act or omission of a Relevant Party or any other such person regardless of whether or not the act of omission is purported to be done on behalf of the Issuer Trustee.

      (e) No attorney, agent, receiver or receiver and manager appointed in accordance with this Agreement or any other Basic Document has authority to act on behalf of the Issuer Trustee in a way that exposes the Issuer Trustee to any liability in excess of that contemplated in this Section 18, and no act or omission of any such person will be considered fraud, negligence or breach of trust of the Issuer Trustee for the purpose of clause 18(c).

              (f) The Issuer Trustee is not obligated to do anything or refrain from doing anything under or in connection with this Agreement or any other Basic Document (including incur a liability) unless the Issuer Trustee's liability is limited in the same manner as set out in this Section 18.

19. Counterparts, Applicable Law. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

      If the foregoing is in accordance with your understanding, please sign and return the enclosed counterparts hereof

                                    Very truly yours,

                                    NATIONAL AUSTRALIA BANK LIMITED


                                    By: /s/ Randolph Morrison
                                       ---------------------------------
                                       Name:  Randolph Morrison
                                       Title: Senior Manager, Group Funding

                                    NATIONAL GLOBAL MBS MANAGER PTY LTD


                                    By: /s/ Randolph Morrison
                                       ---------------------------------
                                       Name:  Randolph Morrison
                                       Title: Senior Manager, Group Funding

                                    PERPETUAL TRUSTEE COMPANY LIMITED in its
                                    capacity as Issuer Trustee of the National
                                    RMBS Trust 2004-1
                                    By: /s/ Kate Hamblin
                                       ---------------------------------
                                       Name:   Kate Hamblin
                                       Title:  Manager

Accepted:

DEUTSCHE BANK SECURITIES INC.

Acting on behalf of itself and the
several Underwriters listed in
Schedule 1 hereto.


By: /s/ Paul Vambutas
   ---------------------------
   Name:  Paul Vambutas
   Title:  Director


By:  /s/ Nita Sue Cherry
   ---------------------------
   Name  Nita Sue Cherry
   Title:  Managing Director

                                  SCHEDULE 1


                                 Principal Amount of    Principal Amount of
                                 Class A-1 Notes (US$)  Class A-3 Notes (Euro)
                                 ---------------------  -------------------

1. Deutsche Bank Securities Inc.  $750,000,000           (Euro)231,300,000
2. J.P. Morgan Securities Inc.    $100,000,000           (Euro)0
3. J.P. Morgan Securities Ltd.    $0                     (Euro)30,840,000
4. Citigroup Global Markets Inc.  $50,000,000            (Euro)0
5. Citigroup Global Markets       $0                     (Euro)15,420,000
   Limited
6. National Australia Bank        $50,000,000            (Euro)15,420,000
   Limited
7. SG Americas Securities, LLC    $50,000,000            (Euro)0
8. Societe Generale, London       $0                     (Euro)15,420,000
   Branch
Total.............................$1,000,000,000         (Euro)308,400,000



                                     SCHEDULE 2

               List of 128F(9) Associates of the Issuer Trustee


ASX Perpetual Registrars Limited
Australian Trustees Limited
Charleville Leasing Ltd
Commonwealth Trustees Pty Limited
Hunter Nominees Pty Ltd
Investor Marketplace Limited
Midway Nominees Pty Ltd
Perpetrust Nominees Pty Ltd
Perpetual Asset Management Ltd
Perpetual Assets Pty Ltd
Perpetual Australia Property Services (WA) Pty Ltd
Perpetual Australia Pty Limited
Perpetual Custodians Ltd
Perpetual Custodian Nominees Pty Limited
Perpetual Custodians WA Pty Ltd
Perpetual Executors Nominees Ltd
Perpetual Fund Services Limited
Perpetual Investment Management Limited
Perpetual James Fielding Limited
Perpetual Nominees Limited
Perpetual Nominees (Canberra) Limited
Perpetual Property Services Australia Pty Ltd.
Perpetual Service Network Pty Limited
Perpetual Services Pty Limited
Perpetual Superannuation Limited
Perpetual Trust Services Limited
Perpetual Trustee Company (Canberra) Limited)
Perpetual Trustees Australia Limited
Perpetual Trustees Consolidated Limited
Perpetual Trustees Nominees Limited
Perpetual Trustees Queensland Ltd
Perpetual Trustees S A Limited
Perpetual Trustees Victoria Limited
Perpetual Trustees W.A. Ltd
PT Limited
Perpetual Victoria Nominees Pty Limited
Queensland Trustees Pty Limited
Selwest Pty Ltd
Terrace Guardians Ltd
Wilson Dilworth Finance Pty Limited
Wilson Dilworth Limited
Wilson Dilworth Partnership Pty Limited

                                     SCHEDULE 3

              List of 128F(9) Associates of the National Parties

National Equities Limited
National Australia Group (NZ) Limited
BNZ International Australia Limited
BNZ Securities Australia Limited
Partown Pty Limited
Bank of New Zealand Limited
BNZ Corporation Limited
Interchange and Settlement Limited (12.6%)
Quill Financing Limited (76%)
Peterel Financing Limited
BNZ Capital Guaranteed Growth Fund Limited
Loyalty New Zealand Limited (25%)
Mondex New Zealand Limited (20%)
Visa New Zealand Limited (23%)
BNZ Funding Limited
BNZ International (Hong Kong) Limited
BNZ Investments Limited
BNZ Equipment Limited
BNZ International Limited
Amber Liquid Investments Limited
BNZI Securities (No 1) Limited
BNZI Securities (No 2) Limited
BNZ Property Investments Limited
BNZ Branch Properties Limited
BNZ Properties (Auckland) Limited
BNZ Properties Limited
Flamingo Holdings Incorporated
Iraklis Eleven Limited
Maroro Leasing Limited
New Zealand Card Services Limited
Screen Holdings No. 2 Limited
Screen Holdings No. 3 Limited
Screen Holdings No. 4 Limited
Screen Holdings No. 5 Limited
Screen Holdings No. 6 Limited
Custom Fleet (NZ) Limited
BNZ Fleet Limited
Custom Service Leasing (New Zealand) Limited
Custom Fleet Leasing (NZ) Ltd
Fleetlease (New Zealand) Limited
National Australia Limited (In liquidation)
Electronic Transaction Services Ltd  (25%)
National Americas Investment, Inc.

MSRA Holdings, Inc.
National Americas Capital Investment LLC
SR Funding Corporation
National Australia Capital Markets, LLC
National Australia Bank Capital LLC
National Australia Funding (Delaware) Inc
National Wealth Management Holdings Limited
ACN 094 484 625 Ltd
National Australia Management Services Pty. Ltd. (In Liquidation)
National Wealth Management Services Ltd
MLC Asia Ltd
National Australia Financial Management Limited
MLC Corporate Services Asia Pte Limited
PT MLC Investment Indonesia Ltd
National Corporate Investment Services Limited
MLC Funds Management Limited (In Liquidation)
GWM Adviser Services Limited
Godfrey Pembroke Limited
National Asset Management Limited
NAM NT Rail Pty Limited
National Australia Financial Planning Pty Limited (In Liquidation) National Australia Superannuation Pty. Ltd.
NAFM Investments Pty. Ltd. (In Liquidation)
JANA Investment Advisers Pty Limited
Superannuation for Australian Corporate Employees Pty Ltd (In Liquidation) Wealth Management & Community Fund Pty Ltd (Not yet established)
MLC Holdings Limited
Your Prosperity Limited
MLC Investments Limited
MLC Computer Pty Limited
Apogee Financial Planning Limited
MLC Limited
ThreeSixty Limited
Godfrey Pembroke Financial Services Limited (in Liquidation)
Heritage Management Limited (In Liquidation)
Plum Financial Services Limited
PLUMFS Limited (In Liquidation)
PFS Nominees Pty Ltd
FlexiPlan Australia Limited (In Liquidation)
Medfin Australia Pty Limited
MLC Properties Pty Limited
MLC Nominees Pty Ltd
Messenia Pty Limited (In Liquidation)
Fortuitous Assets Ltd
Sophisticated Assets Ltd
Eight Star Group Ltd

Stable Markets Holdings Ltd
HKMLC Holdings Ltd
MLC (Hong Kong) Ltd
MLC Trustees (Hong Kong) Ltd
Hong Kong Wealth Management Ltd
SMMR (Thailand) Co. Ltd
Tun Charoen Ltd
Advance MLC Assurance Company Limited
PT MLC Life Indonesia
MLC Lifetime Company Limited
CFG Nominees Pty Ltd (In liquidation)
Capita Properties Pty Ltd
Tropical Breeze, Inc (In liquidation)
National Wealth Management International Holdings Limited
National Wealth Management Europe Holdings Limited
National Europe Holdings (Wealth Management) Limited
National Australia Life Company Ltd
National Australia Life Services Ltd
National Australia Insurance Services Limited
MLC Savings Limited
MLC Trust Management Ltd
Clydesdale Bank Insurance Brokers Limited
Northern Bank Insurance Services Ltd.
Yorkshire Bank Financial Services Limited
Wealth Management Mauritius Holdings Limited
PT Telur Emas Perkasa
PT Indonesia Emas Perkasa
PT Telur Emas Indonesia
National Wealth Management New Zealand Holdings Limited
BNZ Investment Management Limited
BNZ Life Insurance Limited
BNZ Nominees Limited
National Australia Group Europe Limited
PMJI Inc
National Americas Holdings Ltd
National Australia Group Europe Investments Ltd
National Australia Group Europe PHC Limited
National Australia Group Europe Finance B.V.
National Australia UK Pension Trustee Ltd
Amber Liquid (UK) Investments Limited
National Australia Group SSP Trustee Ltd
National Australia Finance (Commercial Leasing) Limited
National Australia Finance (Equipment Leasing) Limited
National Australia Finance (Industrial Leasing) Limited
National Australia Finance (Leasing) Limited
The Deep in Hull Limited

NAGEO B.V.
Angara Limited
Ariodante Limited
PFA Limited
National Europe Holdings Limited
National Australia Group Europe Services Ltd
National Europe Holdings (Ireland) Limited
Northern Bank Limited
Northern Asset Finance Ltd.
Northern Bank Industrial Leasing Ltd.
Northern Bank Nominees Ltd.
Northern Bank Pension Trust Ltd.
Causeway Credit Ltd.
Northern Bank Commercial Leasing Ltd.
Northern Bank Equipment Leasing Ltd
Northern Bank Development Corporation Ltd.
Nordev Properties Ltd.
Project Development (Balmoral) Ltd.
Northern Bank (I.O.M.) Ltd
Northern Bank Trust Company (I.O.M.) Ltd.
NAM Nominees Limited
Northern Bank Executor & Trustee Co. Ltd.
Northern Bank Factors Ltd.
Northern Bank Financial Services Ltd.
Mora Property Development Co Limited (20% NBL)
Kensington Hotel (Belfast) Limited (20% NBL)
National Irish Bank Limited
Collinstown Property Holding Co Ltd
Forward Trust (Ireland) Ltd.
National Australia Group SSP (ROI) Trustee Ltd
National Irish Bank Financial Services Ltd.
National Irish Bank Leasing Ltd.
National Irish Bank Nominees Ltd.
National Irish Bank Pensions Ltd.
Angelsea Assets Ltd
HomeSide Lending (Ireland) Limited
National Irish Investment Bank Ltd.
National Irish Investment Bank Nominees Ltd.
National Irish Investment Bank Pensions Ltd.
Norfin Investments Ltd.
National Europe Holdings (GB) Limited
National Australia Bank (GB) Limited
National Europe Holdings (GB) Ltd
Clydesdale Bank PLC
CB House Purchase Limited
National Australia Group CIF Trustee Ltd

CB Nominees Limited
CB Shelfco No. 1 Limited (In liquidation)
CB Trustee Nominees Limited
Clydesdale Bank Custodian Nominees Limited
Clydesdale Bank Equity Limited
Clydesdale Bank Asset Finance Limited
Clydesdale Bank Pension Trustee Limited
Clydesdale Europe Finance Limited
CGF No. 3 Limited
CGF No. 6 Limited
CGF No. 9 Limited
CGF No. 12 Limited
Clydesdale Bank (Head Office) Nominees Ltd
Clydesdale Bank (London) Nominees Limited
Clydesdale Bank (Piccadilly) Nominees Limited
North of Scotland Bank Limited
Warren Collections Limited
Clydesdale Trustee & Custodial Services (Ireland) Ltd (In liquidation)
Clydesdale Corporate Investment Services (Ireland) Ltd      (In liquidation)
Clydesdale Ireland Securities Nominees Limited  (In liquidation)
Yorkshire Bank PLC
Yorkshire Bank Retail Services Ltd.
Fairhalsen Collections Ltd.
Storecard Ltd.
Eden Vehicle Rentals Ltd.
Yorkshire Bank Finance Ltd.
Yorkshire International Finance B.V.
Northern and General Finance Ltd.
Yorkshire Bank Equipment Leasing Ltd.
Yorkshire Bank Commercial Leasing Ltd
Allerton House Properties Limited
YB Lease Ltd.
Yorlease Ltd
Yorkshire Bank Home Loans Ltd.
Yorkshire Bank Investments Ltd.
Yorkshire BIHK Limited
Yorkshire Bank Financial Services Ltd
Yorbank Nominees Ltd.
Yorkshire Bank Nominees Ltd.
Brunswick Collection Services Ltd I
YB Trust Company Ltd.
North British Finance Group Ltd.
MSRA UK Limited
North British Motor Finance Ltd
North British Finance Ltd
EVR Limited

Custom Fleet Limited
National Australia Group Services Limited
Custom Lease Pty. Limited (In liquidation)
Custom Service Leasing Limited
Hegira Limited
Laura Pty. Limited (In liquidation)
Lavallette Pty. Limited (In liquidation)
NSW Housing No. 1 Pty. Limited
Omnibus Leasing (1978) Limited (In liquidation)
Rail Leasing Limited (In Liquidation)
River Boyne Pty. Limited
River Embley Pty. Limited
Zermatt Limited (In liquidation)
Fleet Systems Pty. Limited
Custom Fleet (Australia) Limited
NBA Properties Limited
CBC Holdings Limited
CBC Properties Limited
NBA Properties (Qld.) Limited
NBA Properties (Vic.) Limited
IMD Management Ltd
Other companies
ARDB Limited
Australian Banks' Export Re-finance Corporation Limited
BOACT Pty Ltd
Commercial Nominees Pty. Limited
Erstfeld Pty Limited
HICAPS Pty Limited
DC One Pty Ltd
DC Two Pty Ltd
NAF Trustee Limited
National Australia Corporate Advisory Limited
NAB Investments Limited
National Australia Corporate Services Limited
Nautilus Insurance Pte. Ltd.
NAB Finance (Ireland) Ltd
National Capital Guaranteed Fund Limited (In liquidation)
Matrix Film Investment One Pty Limited
Matrix Film Investment Two Pty Limited
National Australia Finance (Asia) Limited
National Australia Investment Capital Limited
National Australia Investment Brokers Limited
National Australia Managers Limited
National Australia Merchant Bank (Singapore) Limited
National Australia Securities Limited
National Australia Trustees Limited

Bourke Street Nominees Pty. Limited
National Australia Underwriters Limited
National Infrastructure Investment No.1 Pty Ltd
National Infrastructure Investment No.2 Pty Ltd
National Infrastructure Investment No.3 Pty Ltd
Asibond Pty Limited
Valewin Pty Limited
Elly Investments Pty Ltd
Rosie Investments Pty Ltd
National Nominees Limited
National Nominees (London) Limited
National Margin Services Pty Ltd
NMS Nominees Pty Ltd
National Markets Group Limited
Australian Market Automated Quotation (Ausmaq) System Limited
Ausmaq (NZ) Limited
National OnLine Trading Limited
National OnLine Trading Nominees Pty Ltd
O2-e Limited
National eProcurement Ltd
National eProcurement Australia Pty Ltd
National eProcurement UK Ltd
NBA Leasing Pty. Limited
VPL Securities Pty Limited
Alice Corporation Pty Ltd (50%NAB)
Harkay Limited
Guidestar Financial Limited
Guidestar Financial Group Limited
Pinnacle Holdings NZ Ltd
Vilexton Pty Limited
Rycee 1 Pty Ltd
Rycee 2 Pty Ltd
Rycee 3 Pty Ltd
Rycee 4 Pty Ltd
Rycee 5 Pty Ltd
Rycee 6 Pty Ltd
National Australia Capital Securities (UK) PLC
National Australia Securities (Jersey) Limited
Loyalty Pacific Pty Ltd (50% NAB; 50% Coles Myer)
FBP Awards Fund Pty Ltd (50% NAB; 50% Coles Myer)
Relationship Services Pty Limited
Loyalty Pacific (Hong Kong) Ltd (50% RSPL)
C.B.C. Investments Limited (In liquidation)
C.B.C. Investments Services Limited (In liquidation)
Custom Credit Holdings Limited (In liquidation)
Custom Credit Corporation Limited (In liquidation)

Carrington Confirmers Pty. Limited (In liquidation)
Australian Equity Corporation Limited (In liquidation)
First National Limited (In liquidation)
First National Finance Limited (In liquidation)
National Funding Holdings Pty Ltd
Mockey 1 Pty Ltd
Mockey 2 Pty Ltd
Mockey 3 Pty Ltd
Mockey 4 Pty Ltd
Mockey 5 Pty Ltd
Mockey 6 Pty Ltd
Messinia Pty Ltd (In Liquidation)
National Australia Travel Limited (In Liquidation)
Tasovac Pty Ltd
National Global MBS Manager Pty Ltd